Exhibit 10(m)

                  FORM OF PURCHASE AND CONTRIBUTION AGREEMENT


     This PURCHASE AND CONTRIBUTION AGREEMENT, dated as of April 28, 2004 (the "Agreement") by and between Logistics Managements Resources, Inc., a publicly owned Colorado corporation ("Logistics") and Y2 Ultra-Filter, Inc., a Wyoming corporation ("Y2").

     WHEREAS, pursuant to the terms and conditions set forth within this Agreement, Y2 desires to irrevocably transfer to Logistics the exclusive manufacturing rights of all of Y2's "gaming filters" in exchange for Logistics common stock and options to purchase additional shares of Logistics' common stock (the "Transaction") following the Closing, as that terms is defined herein.

     NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties, intending to be legally bound, hereby agree as follows:


                                   ARTICLE I
                PURCHASE AND SALE; CONTRIBUTION; MERGER; CLOSING

Purchase and Sale of Rights. Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the "Closing"), Y2 shall sell, transfer, convey, assign and deliver to the Company, and the Company shall purchase from Y2 all of Y2's right, title and interest in the exclusive, irrevocable, worldwide, marketing, distribution and sales rights (the "Rights") of all of Y2's filters installed in licensed, gaming facilities (the "Filters"). The Rights to the Filters are covered in Y2 patent numbers 5,368,635 as filed with the United States Patent and Trademark Office ("USPTO"), and issued by the USPTO November 29, 1994; patent 5,540,761 issued by the USPTO July 30, 1996; patent 5,647,890 issued by the USPTO July 15, 1997; and patent 5,855,653 issued by the USPTO January 5, 1999.

Purchase Price. Subject to and upon the terms and conditions of this Agreement, at the Closing, in consideration for the Rights, the Company shall sell, assign, transfer, convey and deliver:
Twenty-Seven Million (27,000,000)newly issued shares of the Company's common stock, no par value per share (the "Common Stock") (the "Acquisition Shares"); and A number of options to purchase an additional Nineteen Million (19,000,000) shares of Common Stock exercisable five (5) years after the Closing, at an exercise price of $.20 per share (the "Exercise Price") and subject to reduction as set forth herein (the "Options"). For each One Million Dollars ($1,000,000) in annual sales generated by sales of gaming filters manufactured pursuant to the Rights within thirty-six (36) months of the Closing, the Exercise Price of the options shall be reduced by one cent. Under no circumstances will the Exercise Price be less than zero.

Allocation of Revenues. Y2 and Logistics covenant and agree that Y2 shall manage the day-to-day manufacture, sale and other operations of the Filters set forth in the Rights. All revenues associated with the sale of the Filters shall be posted to, collected by and be assets of Logistics and Logistics shall deliver to Y2 fifty percent (50%) of all net revenues (gross revenues less cost of goods sold) to Y2 (the "Revenue Consideration"). The Revenue Consideration payments shall be made to Y2 by Logistics thirty (30) days after the end of each quarter.

Incentive Consideration.

     a. Y2 Incentive Consideration. (i) Upon the collection of an amount of $100,000 in net revenues from the Filters, Logistics shall deliver Eight Million (8,000,000) newly-issued shares of the Company's Common Stock; and (ii) Y2 represents that the net annualized sales associated with the manufacturing distribution and sale of the Filters (the "Net Sales") may equal or exceed $24,000,000 within thirty-six months of the Closing (the "Minimum Revenues"). Commencing on the third anniversary of the Closing, for each $1,000,000 that Net Annualized Sales exceed the Minimum Revenues on a quarterly basis, Logistics shall issue an option to Y2 to purchase One Million (1,000,000) shares of Logistics' Common Stock at an exercise price equal to the closing bid price of the Common Stock on the date of issuance of such option. Under no circumstances will the Company be required to issue more than Twenty Million (20,000,000) additional options, under the terms set forth within this Section 1.4(a).; and

     b. Midwest Incentive Consideration. If Net Annualized Sales equal or exceed $100,000,000 during any quarter within the fifth anniversary of the Closing, Y2 shall have the right to call a number of shares of capital stock equal to fifty percent (50%) of the issued and outstanding preferred stock of Logistics held by Midwest Merger Management, LLC, a Kentucky limited liability company ("Midwest") at a price to be determined by an appraiser or other actuary located within the State of Kentucky within sixty (60) days of the notice of Y2's call.

Assumption of Liabilities. As a material inducement to Y2 for transferring, selling and otherwise assigning the Rights to Logistics, The Huff Grandchildren Trust, a trust organized under the laws of the State of Kentucky, a principal shareholder and affiliate of the Company (the "Trust"), and hereby agrees to indemnify and hold Y2 harmless from any and all liabilities of Logistics as exist or the date of Closing.

Closing. The Closing and the delivery of the Acquisition Shares and the Options shall occur two (2) days after the approval of a proposal to amend Logistics' articles of incorporation to change the name of Logistics to Affiliated Business Corporation and to increase the number of common stock Logistics is authorized to issue to 500,000,000 shares.


                                   ARTICLE II
                      REPRESENTATIONS AND WARRANTIES OF Y2

     Except as specifically set forth in the Y2 Disclosure Schedule delivered to Logistics, Y2 represents and warrants to Logistics that all of the statements contained in this Article II are true and complete as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and complete as of the Closing Date as though made on the Closing Date.

     2.1 Organization; Qualification of Y2. Y2 (a) is a corporation duly organized, validly existing and in good standing under the laws of the state of Wyoming; (b) has all required Permits and full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which ownership of property or the conduct of its business requires such qualification or, if Y2 is not so qualified in any such jurisdiction, it can become so qualified in such jurisdiction without causing a Y2 Material Adverse Effect. Y2 has heretofore delivered to Logistics complete and correct copies of the certificate of incorporation and by-laws of Y2 as presently in effect.

     2.2 Subsidiaries and Affiliates. Schedule 2.2 hereof, sets forth, as of the date hereof, the name and jurisdiction of incorporation of each Y2 Subsidiary and, as of the date hereof, the approximate percent of the outstanding shares of each Y2 Subsidiary owned by Y2 and as of the date hereof, each other entity of which, as of the date hereof, Y2 has a direct or indirect equity ownership interest. Each Y2 Subsidiary (a) is a corporation or limited liability company duly organized or formed, validly existing and in good standing under the laws of its state of incorporation; (b) has all required Permits and full corporate or limited liability company power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified to do business as a foreign corporation or limited liability company in good standing in every jurisdiction in which ownership of property or the conduct of its business requires such qualification or, if a Y2 Subsidiary is not so qualified in any such jurisdiction, it can become so qualified in such jurisdiction without causing a Y2 Material Adverse Effect. Y2 has heretofore made available to Logistics complete and correct copies of the Organizational Documents, of each Y2 Subsidiary, as presently in effect.

     2.3   Capitalization.

           a. The authorized capital stock of Y2 consists of (i) 25,000,000 shares of common stock of which 4,589,999 are treasury stock, par value $0.001 per share (the "Y2 Common Stock"), of which, as of the date hereof, approximately 13,000,000 shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights of any Person and
(ii) 0 shares of preferred stock, are issued and outstanding.

           b. As of the date hereof, (i) there are no securities outstanding which are convertible into or exercisable or exchangeable for shares of capital stock of Y2, and (ii) there are no outstanding options, rights, Contracts, warrants, subscriptions, conversion rights or other agreements or commitments pursuant to which Y2 may be required to purchase, redeem, issue or sell any shares of capital stock or other securities of Y2 which would affect Y2's right, title and interest or ability to transfer the Rights.

           c. The issued and outstanding shares of capital stock of, or other equity interests in, each of the Y2 Subsidiaries that are owned by Y2 or any of its Subsidiaries have been duly authorized and are validly issued, and, with respect to capital stock, are fully paid and non-assessable, and were not issued in violation of any preemptive or similar rights of any Person. All such issued and outstanding shares or other equity interests that are indicated as owned by Y2 or one of the Y2 Subsidiaries in Schedule 2.2 are owned beneficially by Y2 or such Subsidiaries as set forth therein and free and clear of all Liens.

     2.4 Authorization of Agreement. Y2 has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Board of Directors of Y2 has approved the Transaction. The execution and delivery by Y2 of this Agreement and each instrument required hereby to be executed and delivered by them at the Closing and the performance of its obligations hereunder and thereunder have been duly and validly authorized by all requisite corporate action on the part of Y2. This Agreement has been duly executed and delivered by Y2 and, assuming due authorization, execution and delivery hereof, constitutes the legal, valid and binding obligation of Y2, enforceable against Y2 in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

     2.5 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Y2, or the consummation by Y2 of any of the transactions contemplated hereby, will (i) conflict with or result in any breach of any provision of the Organizational Documents of Y2 or any Y2 Subsidiary, (ii) require any Consent of any Governmental Entity, (iii) require any Consent of any other Person (including consents from parties to loans, Contracts, leases and other agreements to which Y2 or any affiliate of Y2 is a party), (iv) result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract, or (v) violate any Law, Order or Permit applicable to Y2 or any affiliate of Y2 or any of their properties or assets, excluding from the foregoing clauses (iii), (iv) and (v) such absences of required consents, violations, breaches or defaults which would not, individually or in the aggregate, have a Y2 Material Adverse Effect or adversely affect the Buyers' ability to consummate the Transaction.

     2.6   Financial Statements.  Y2 commenced operations in September, 1993.
As a condition precedent to the Closing, Y2 shall furnish to the Company financial statements for the year ended December 31, 2003 (the "Financial Statements"). The Financial Statements and the notes thereto: (i) shall be prepared in accordance with generally accepted accounting principles; (ii) present fairly, in all material respects, the financial position, results of operations and changes in financial position of the Company as of such dates and for the period then ended; (iii) are complete, current and in accordance with the books of account and records of the Company (iv) are reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Company for federal income tax purposes; and (v) contain all entries recommended by the Purchaser's accountants.

     2.7 Absence of Certain Changes or Events. December 31, 2003 the business of Y2 and its Subsidiaries has been carried on only in the ordinary and usual course consistent with past practice and (ii) there has not occurred any event, development or change which, individually or in the aggregate, has resulted in or is reasonably likely to result in a Y2 Material Adverse Effect.

     2.8 Litigation. There is no Litigation pending, or to the Knowledge of Y2, threatened, against or involving Y2 or any Y2 Subsidiary or any of their respective assets as to which there is a reasonable possibility of an adverse determination and that, if determined adversely to Y2 or any Y2 Subsidiary, would reasonably be expected, individually or in the aggregate, to have a Y2 Material Adverse Effect or, as of the date hereof, which in any way may prevent, enjoin, alter or delay the Transaction.

     2.9 Compliance with Laws. Y2 is and since September 1993 has been in compliance with all applicable Laws, except for violations which do not, and would not reasonably be expected to have, individually or in the aggregate, a Y2 Material Adverse Effect. Since January , 2004, neither Y2 nor any Y2 Subsidiary has received any notice or other communication (whether written or oral) from any Person regarding any actual, alleged, possible or potential violation of or failure to comply with any Law, except for violations which do not, and would not reasonably be expected to have, individually or in the aggregate, a Y2 Material Adverse Effect.

     2.10 Environmental Matters. Except as is not reasonably likely to result in a Y2 Material Adverse Effect:

           a. Y2: (i) has been and is in compliance with all applicable Environmental Laws; (ii) has obtained all Permits required for the operation of its businesses by any applicable Environmental Law (collectively "Environmental Permits") and all such Environmental Permits are in full force and in effect, no appeal nor any other action is pending to revoke any such Environmental Permit; and (iii) is in compliance with all such Environmental Permits, and has filed in a timely manner all applications to renew such Environmental Permits or to obtain new Environmental Permits to the extent such applications are currently required.

           b. There has been no Release of any Hazardous Material that would reasonably be likely to form the basis of any Environmental Claim against Y2 at the properties owned or leased by Y2 (the "Y2 Properties"). To the Knowledge of Y2, Y2 Properties are not adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other property. There were no Releases of Hazardous Materials on properties formerly owned or operated by Y2, or any predecessors thereof, during the period of such operation or ownership, that would reasonably be likely to result in an Environmental Claim against Y2.

           c. Y2 has not manufactured, used, generated, stored, treated, transported, disposed of, released, or otherwise managed any Hazardous Material at any of the Y2 Properties.

           d. Y2 does not have any liability for response or corrective action for natural resources damage, or any other harm pursuant to any Environmental Law, (ii) is not subject to, or has Knowledge of, any Environmental Claim involving Y2, or (iii) does not have any Knowledge of any condition or occurrence at any of the Y2 Properties which could form the basis of an Environmental Claim against Y2, or any of the Y2 Properties.

           e. The Y2 Properties are not subject to any, Y2 does not have any Knowledge of any, imminent restriction on the ownership, occupancy, use or transferability of the Y2 Properties in connection with any (i) Environmental Law or (ii) Release or threatened Release of any Hazardous Material.

           f. There are no conditions or circumstances at the Y2 Properties that pose a risk to the environment or the health and safety of any Person, or would require any remedial action.

           g. Y2 has not been subject to any inquiry or request for information related to its disposal, treatment, storage or recycling, or the arrangement for said activities, of any Hazardous Material or waste, at any property other than the Y2 Properties.

           h. To the Knowledge of Y2, neither Y2 nor any predecessor thereto has disposed, recycled, treated, stored, or arranged for said activities, at any property that is listed or proposed for listing on the Federal National Priorities List, the Federal CERCLIS list, or any list compiled pursuant to state statutes or Laws that are analogous to the Federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq.

           i. The Y2 Properties do not contain any underground storage tanks, landfills, electrical equipment containing polychlorinated biphenyls, surface impoundments, friable asbestos-containing materials, or hazardous waste treatment, storage or disposal units that either have or require a Permit pursuant to any Law.

           j. Y2 has not received any communications (written or oral) that alleges that Y2 is not in compliance with any Environmental Law.

           k.   As used in this Agreement:

                (1) "Environmental Claim" means any investigation, notice of violation, demand, allegation, action, suit, Order, consent decree, penalty, fine, Lien, proceeding or claim (whether administrative, judicial or private in nature) arising: (i) pursuant to, or in connection with, an actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or actual or alleged activity associated with any Hazardous Material;
(iii) from any abatement, removal, remedial, corrective or other response action in connection with any Hazardous Material, Environmental Law or Order; or (iv) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

                (2) "Environmental Law" means any Law pertaining to: (i) the protection of health, safety and the indoor or outdoor environment; (ii) the conservation, management or use of natural resources and wildlife; (iii) the protection or use of surface water and ground water; (iv) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material; or (v) pollution (including any release to air, land, surface water and ground water); and includes the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq., and the Solid Waste Disposal Act, 42 U.S.C. 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 5101, et seq. The Clean Water Act, 33 U.S.C. 1251 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. 1986, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. 136 et seq., the Occupational Safety and Health Act, 29 U.S.C. 651 et seq., any similar state laws and the regulations related thereto or other Laws.

                (3) "Hazardous Material" shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic, and includes asbestos or any substance containing asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction thereof), and any hazardous or toxic waste, material or substance regulated under any Environmental Law.

                (4) "Release" means any release, spill, emission, leak, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the atmosphere, soil, surface water, groundwater or property (indoors or outdoors).

     2.11  Intellectual Property.

           a. To the Knowledge of Y2, Y2 owns or otherwise has valid rights to use all Intellectual Property (as defined in Section 3.11(a)), specifically including, but not limited to, the Rights and all other Intellectual Property, material to Y2's business and operations as currently conducted.

           b. There is no pending or, to the Knowledge of Y2, threatened (in writing) claim, suit, arbitration or other adversarial proceeding (collectively, "Claims") before any court, agency, arbitral tribunal, or registration authority in any jurisdiction (i) involving any item of material Intellectual Property owned by Y2, (ii) alleging that the activities or the conduct of Y2's business does or will infringe upon, violate or constitute the unauthorized use of the intellectual property rights of any third party or (iii) challenging the ownership, use, validity, enforceability or registrability of any material Intellectual Property by Y2. There are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations (other than license agreements in the ordinary course of business) which (a) restrict Y2's rights to use any material Intellectual Property, (b) restrict Y2's business in order to accommodate a third party's intellectual property rights or (c) permit third parties to use any Intellectual Property owned by Y2, except for such Claims as have not resulted, and could not reasonably be expected to result, in a Y2 Material Adverse Effect.

           c. To the Knowledge of Y2, no third party is making unauthorized use of or infringing in any material respect upon any material Intellectual Property owned by Y2.

           d. Y2 has taken commercially reasonable actions to protect each item of material Intellectual Property owned by any of them, except where the failure to take such actions has not resulted and could not reasonably be expected to result in a Y2 Material Adverse Effect.

           e. Y2 is not in material violation of any agreement relating to any Intellectual Property material to its business or operations, except for such violations as have not resulted, and could not reasonably be expected to result, in a Y2 Material Adverse Effect. The consummation of the transactions contemplated hereby will not result in the loss or material impairment of Y2's rights to own or use any Intellectual Property material to its business or operations, except where such loss or impairment could not reasonably be expected to result in a Y2 Material Adverse Effect.

     2.12  ERISA Compliance.

           a. For purposes of this Agreement, the following terms shall have the following meanings:

                (1) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement (excluding agreements with individual employees) involving compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation maintained or contributed to by the Company, or any ERISA Affiliate with respect to present or former employees of Y2 or any Company Subsidiary.

                (2) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                (3) "ERISA Affiliate" means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included Y2 or any of its Subsidiaries.

           b.   Y2 has no Employee Benefit Plans.

           c. Neither Y2, any of its Subsidiaries, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

           d. No Employee Benefit Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

     2.13 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Y2.

     2.14  Taxes.

           a. Except as set forth in Schedule 2.14, Y2 has (i) duly and timely filed (including all applicable extensions granted without penalty) all material Tax Returns required to be filed, and such Tax Returns are true, correct and complete in all material respects, and (ii) paid in full or made adequate provision in the financial statements of Y2 (in accordance with GAAP) for all material Taxes shown to be due on such Tax Returns.

           b. Except as set forth herein: (i) Y2 has not requested any extension of time within which to file any Tax Return in respect of any taxable period and no request for waivers of the time to assess any Taxes are pending or outstanding, (ii) with respect to each taxable period of Y2, the federal and state income Tax Returns of Y2 have been audited by the Internal Revenue Service or the appropriate state Tax Authorities or the time for assessing and collecting income Tax with respect to such taxable period has closed and such taxable period is not subject to review, (iii) all Taxes due with respect to completed and settled examinations or concluded litigation relating to Y2 have been paid in full or adequate provision has been made for any such amounts in the financial statements of Y2 (in accordance with GAAP) and (iv) there are no material liens for Taxes upon the assets or property of any of Y2 except for statutory liens for Taxes not yet due.


                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF LOGISTICS
                                 AND THE TRUST

     Logistics, the Trust and Midwest represent and warrant that all of the statements contained in this Article III are true and complete as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and complete as of the Closing Date as though made on the Closing Date.

     3.1 Organization; Qualification of Logistics. Logistics: (a) is a corporation duly organized, validly existing and in good standing under the laws of the state of Colorado; (b) has all required Permits and full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which ownership of property or the conduct of its business requires such qualification or, if Logistics is not so qualified in any such jurisdiction, it can become so qualified in such jurisdiction without any Logistics Material Adverse Effect. Logistics has heretofore delivered to Y2 complete and correct copies of the certificate of incorporation and by-laws of Logistics as presently in effect.

     3.2 Subsidiaries. Schedule 3.2 hereof sets forth the name, jurisdiction of incorporation, capitalization, and the name of each record holder of the capital stock of each Subsidiary which is part of the Logistics Business and, for each Subsidiary which is material to the Logistics Business, the jurisdictions in which each such Subsidiary is qualified to do business, and as of the date hereof, each entity which is part of Logistics' Business and in which Logistics or any of its Subsidiaries has a direct or indirect equity ownership interest and sets forth the approximate percent of outstanding shares or other equity interests owned by Logistics. Each Logistics Subsidiary (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (b) has all required Permits and full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified to do business as a foreign corporation in good standing in every jurisdiction in which ownership of property or the conduct of its business requires such qualification or, if a Logistic Subsidiary is not so qualified in any such jurisdiction, it can become so qualified in such jurisdiction without any Logistics Material Adverse Effect. Logistics has heretofore made available to Y2 complete and correct copies of the Organizational Documents, of each Logistics Subsidiary, as presently in effect.

     3.3   Capitalization.

           a. As of the date hereof, the authorized capital stock of Logistics consists of (i) 75,000,000 shares of common stock, par value $.001, per share (the "Logistics Common Stock"), of which 59,000,000 shares are issued, outstanding and owned by 308 shareholders, all of which are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights of any Person; and (ii) 10,000,000 shares of preferred stock, par value $.001 per share, of which, as of the date hereof, 999,000 Series A are issued and outstanding, 2,000 Series B are issued and outstanding, 450,000 Series C are issued and outstanding, 950 Series D are issued and outstanding, and 2,300 Series E are issued and outstanding.

           b. Logistics has not issued any additional options or warrants to purchase shares of the Logistics' Common Stock, hereof, (i) there are currently 1,454,250 shares of Logistics preferred stock outstanding which are convertible into or exercisable or exchangeable for 82,7282,596 shares of Logistics common stock, and (ii) there are no outstanding options, rights, Contracts, warrants, subscriptions, conversion rights or other agreements or commitments pursuant to which Logistics acquired to purchase, redeem, issue or sell any shares of capital stock or other securities of Logistics (collectively, "Convertibles").

           c. The issued and outstanding shares of capital stock of, or other equity interest in, each of the Logistics Subsidiaries have been duly authorized and validly issued, and, with respect to capital stock, are fully paid and non-assessable, and were not issued in violation of any pre-emptive or similar rights of any Person. All the issued and outstanding shares or other equity interests of the Logistics Subsidiaries are owned beneficially as set forth therein, free and clear of all Liens.

           d. Other than a Share Exchange Agreement with Hybrid-Systems.com, Inc., a Florida corporation (the "Exchange Agreement"), there are no agreements to which Logistics is party or by which it is bound with respect to the voting (including without limitation voting trusts, or proxy), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or "drag along" rights) of any securities of Logistics or Logistics Subsidiary.

     3.4 Authorization of Agreement. Logistics has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by them at the closing, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Logistics of this Agreement and each instrument required hereby to be executed and delivered by them at the closing and the performance of their obligations hereunder and thereunder have been duly and validly authorized by all requisite corporate action on the part of Logistics. This Agreement has been duly executed and delivered by Logistics and, assuming due authorization, execution and delivery hereof by the buyers, constitutes legal, valid and binding obligations of Logistics, enforceable against Logistics in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

     3.5 Consents and Approvals No Violations. None of the execution, delivery or performance of this Agreement by Logistics, or the consummation by Logistics of any of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Organizational Documents of Logistics, (ii) require any Consent of any Governmental Entity, (iii) require any Consent of any other Person (including consents from parties to loans, Contracts, leases and other agreements to which Logistics, or any affiliate of Logistics is a party), (iv) or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract, or (v) violate any Law, Order or Permit applicable to Logistics or any of their properties or assets, excluding from the foregoing clauses (iii), (iv) and (v) such absences of consents, violations, breaches or defaults which would not, individually or in the aggregate, have Logistics Material Adverse Effect or adversely affect Logistics' ability to consummate the Transaction.

     3.6 Financial Statements. Logistics shall have delivered to Y2 copies of its Form 10-QSB for the nine months ending September 30, 2003, Form 10-QSB for the six months ending June 30, 2003, form 10-QSB for the three months ended March 31, 2003 and Form 10-KSB for the year ending December 31, 2003 (the "Logistics Financial Statements"). There shall not be any change in Logistics' financial condition not reported in the Logistics Financial Statements which would have a Logistics Material Adverse Effect on the Logistics Business or adversely affect Logistics' ability to consummate the Transaction.

     3.7 Absence of Certain Changes or Events. Since December 31, 2003 (i) the Logistics Business has been carried on only in the ordinary and usual course consistent with past practice and (ii) there has not occurred any event, development or change which, individually or in the aggregate, has resulted in or is reasonably likely to result in a Logistics Material Adverse Effect.

     3.8 Litigation. Except as set forth in Logistics' filings with the Securities and Exchange Commission (the "SEC ") (the "SEC Filings") and the Logistics Financial Statements, there is no Litigation pending, or to the Knowledge of Logistics, threatened, against or involving Logistics, any Logistics Subsidiary or any of their respective assets or the Logistics Business, which is not a Retained Liability (as defined in the Assignment Agreement).

     3.9 Compliance with Laws. Logistics is in compliance, with respect to the Logistics Business, with all applicable Laws, except for any violations which would not reasonably be expected to have Logistics Material Adverse Effect. Since January 1, 2004, Logistics has not received any notice or other communication (whether written or oral) from any Person regarding any actual, alleged, possible or potential violation of or failure to comply with any Law with respect to the Logistics Business, except in connection with Retained Liabilities and for violations which do not, and would not reasonably be expected to have, individually or in the aggregate, a Logistics Material Adverse Effect.

     3.10 Environmental Matters. Except as is not reasonably likely to result in a Logistics Material Adverse Effect:

           a. Logistics and the Logistics Business (i) have been and are in compliance with all applicable Environmental Laws; (ii) have obtained all Permits required for the operation of their businesses by any applicable Environmental Law (collectively "Environmental Permits") and all such Environmental Permits are in full force and effect, no appeal nor any other action is pending to revoke any such Environmental Permit; and (iii) are in compliance with all such Environmental Permits, and have filed in a timely manner all applications to renew such Environmental Permits or to obtain new Environmental Permits to the extent such applications are currently required.

           b. There has been no Release of any Hazardous Material that would reasonably be likely to form the basis of any Environmental Claim against Logistics at the properties owned or leased by Logistics, the Logistics Business (the "Logistics Properties"). Logistics Properties are not adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other property. There were no Releases of Hazardous Materials on properties formerly owned or operated by Logistics or the Logistics Business, or any predecessors thereof, during the period of such operation or ownership that would reasonably be likely to result in an Environmental Claim against Logistics.

           c. Neither Logistics, nor the Logistics Business has manufactured, used, generated, stored, treated, transported, disposed of, released, or otherwise managed any Hazardous Material at any of Logistics Properties.

           d. Neither Logistics nor the Logistics Business: (i) has any liability for response or corrective action for natural resources damage, or any other harm pursuant to any Environmental Law, (ii) is subject to, or has Knowledge of, any Environmental Claim involving Logistics or any Logistics Business, or (iii) has any Knowledge of any condition or occurrence at any of Logistics Properties which could form the basis of an Environmental Claim against Logistics or any Logistics Business, or any of Logistics Properties.

           e. Logistics Properties are not subject to any, and Logistics has no Knowledge of any, imminent restriction on the ownership, occupancy, use or transferability of Logistics Properties in connection with any (i) Environmental Law or (ii) Release or threatened Release of any Hazardous Material.

           f. There are no conditions or circumstances at Logistics Properties that pose a risk to the environment or the health and safety of any Person, or would require any remedial action.

           g. Neither Logistics nor the Logistics Business has been subject to any inquiry or request for information related to its disposal, treatment, storage or recycling, or the arrangement for said activities, of any Hazardous Material or waste, at any property other than Logistics Properties.

           h. To the Knowledge of Logistics, neither Logistics nor the Logistics Business or any predecessor thereto has disposed, recycled, treated, stored, or arranged for said activities, at any property that is listed or proposed for listing on the Federal National Priorities List, the Federal CERCLIS list, or any list compiled pursuant to state statutes or Laws that are analogous to the Federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq.

           i. Logistics Properties do not contain any underground storage tanks, landfills, electrical equipment containing polychlorinated biphenyls, surface impoundments, friable asbestos-containing materials, or hazardous waste treatment, storage or disposal units that either have or require a Permit pursuant to any Law.

           j. Since January 1, 2004, neither Logistics nor any Logistics Business has received communication (written or oral) that alleges that Logistics or any Logistics Business is not in compliance with any Environmental Law.

     3.11  Intellectual Property.

           a. To the Knowledge of Logistics, Logistics with respect to the Logistics Business own or otherwise have the right to use all Intellectual Property necessary to (a) provide the services currently provided, and currently planned to be provided, by the Logistics Business, Logistics and its Subsidiaries to third parties; (b) use, manufacture, copy, modify, market and distribute the products currently, and currently planned to be, manufactured, marketed, sold, licensed or otherwise distributed by the Logistics Business, Logistics and its Subsidiaries; and (c) to operate the internal systems of the Logistics Business, Logistics and its Subsidiaries that are material to the business or operations of the Logistics Business, Logistics and its Subsidiaries, including without limitation, computer hardware systems and software applications. For purposes of this Agreement, "Intellectual Property" shall mean any and all of the following: trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; patents and patent applications (including any continuations, divisions, continuations-in-part, renewals, reissues, and applications for any of the foregoing), industrial design registrations and applications (including any renewals thereof); copyrights (including any registrations and applications therefore ); software; data; documentation; "mask works" (as defined under 17 USC 901) and any registrations and applications for "mask works"; technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies; and other property of like nature.

           b. To the Knowledge of Logistics, the activities and the conduct of the Logistics Business do not infringe upon, violate or constitute the unauthorized use of the intellectual property rights of any third party. There is no pending or, to the Knowledge of Logistics, threatened (in writing) Claim before any court, agency, arbitral tribunal, or registration authority in any jurisdiction (i) involving any item of Intellectual Property owned or used by Logistics with respect to the Logistics Business, (ii) alleging that the activities or the conduct of the Logistics Business does or will infringe upon, violate or constitute the unauthorized use of the intellectual property rights of any third party or (iii) challenging the ownership, use, validity, enforceability or registrability of any Intellectual Property by Logistics with respect to the Logistics Business, except for such Claims as have not resulted and could not reasonably be expected to result, individually or in the aggregate, in a Logistics Material Adverse Effect. There are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations (other than license agreements in the ordinary course of business) which (a) restrict the rights of Logistics to use any material Intellectual Property with respect to the Logistics Business, (b) restrict the Logistics Business in order to accommodate a third party's intellectual property rights or (c) permit third parties to use any material Intellectual Property owned by Logistics with respect to the Logistics Business.

           c. To the Knowledge of Logistics, no third party is making unauthorized use of or infringing in any material respect upon any material Intellectual Property owned by Logistics respect to the Logistics Business.

           d. Logistics have taken commercially reasonable actions to protect each item of material Intellectual Property owned by any of them with respect to the Logistics Business, except where the failure to take such actions has not resulted and could not reasonably be expected to result, individually or in the aggregate, in a Logistics Material Adverse Effect.

           e. Logistics is not in violation of any agreement relating to any Intellectual Property with respect to the Logistics Business, except for such violations as have not resulted, and could not reasonably be expected to result, individually or in the aggregate, in a Logistics Material Adverse Effect. The consummation of the transactions contemplated hereby will not result in the loss or impairment of the rights of any of Logistics to own, use or enforce any Intellectual Property used in its business or operations with respect to the Logistics Business, except where such loss or impairment could not reasonably be expected to result, individually or in the aggregate, in a Logistics Material Adverse Effect.

     3.12  ERISA Compliance.

           a. For purposes of this Agreement, the following terms shall have the following meanings:

                (1) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement (excluding agreements with individual employees) involving compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation maintained or contributed to by the Company, or any ERISA Affiliate with respect to present or former employees of Logistics or any Company Subsidiary.

                (2) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                (3) "ERISA Affiliate" means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included Logistics or any of its Subsidiaries.

           b.   Logistics has no Employee Benefit Plans

           c. Neither Logistics, any of its Subsidiaries, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

           d. No Employee Benefit Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

     3.13 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of Logistics.

     3.14 Taxes. Logistics has timely filed all material Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects. Each group of corporations with which Logistics has filed (or was required to file) consolidated, combined, unitary or similar Tax Returns, has timely filed all material Tax Returns that it was required to file and all such Tax Returns were true, correct and complete in all material respects. Logistics has paid all material Taxes (whether or not shown on such Tax Returns) that were due and payable. All Taxes that Logistics is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority, except where the failure to withhold or collect could not reasonably be expected to have Logistics Material Adverse Effect.

     3.15 Undisclosed Liabilities. Logistics does not have any liability (whether absolute or contingent), except for (a) liabilities shown on the most recent balance sheet referred to in Section 3.6 (the "Most Recent Balance Sheet"), (b) liabilities which have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business, (c) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet, (d) compensation expense in connection with the issuance of Options and (e) liabilities which would not reasonably be expected, individually or in the aggregate, to have Logistics Material Adverse Effect.

     3.16  Contracts.

           a. Schedule 3.16 lists the following agreements (written or oral) to which the Logistics Business is a party as of the date of this Agreement:

                (1) any agreement, or group of related agreements, which involves more than $250,000;

                (2) any agreement under which the Logistics Business has incurred, assumed or guaranteed, or may assume or guarantee, indebtedness for borrowed money (including capitalized lease obligations) of more than $250,000;

                (3) any agreement restricting the Logistics Business, from competing in any manner;

                (4) any agreement with an officer or director of the Logistics Business; and

                (5) any agreement under which the consequences of a default or termination would be reasonably expected to have Logistics Material Adverse Effect.


                                  ARTICLE IV
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

     From the date of execution of this Agreement, to the Closing Date, Y2 and Logistics covenant and agree as follows:

     4.1 Conduct of the Y2 Business. During the period from the date of this Agreement to the Closing Date (unless Y2 shall otherwise agree in writing and except as otherwise contemplated by this Agreement), Y2 will conduct the operations of the Y2 Business in the ordinary course of business consistent with past practice and shall use all reasonable efforts to preserve intact its current business organizations, keep available the services of their current officers and employees, maintain its material contracts and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, or as agreed to in writing by the parties with respect to the Y2 Business agree that:

           a. Issuance of Securities. The Parties shall not issue, sell, grant, dispose of or authorize or propose the issuance, sale or disposition of
(i) any additional shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, except in the ordinary course of the Y2 business or (ii) any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date hereof.

           b. Restructuring. The Parties shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization.

           c. Governing Documents. The Parties shall not adopt any amendments to their Organizational Documents, or alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership of any Y2 Subsidiary.

           d. No Acquisitions. The Parties shall not acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or (ii) any assets that, individually or in the aggregate, are material to the Parties business. Except it shall be specifically provided that Logistics shall, without prior written consent from Y2, acquire all of the issued and outstanding capital stock of Hybrid-Systems.com, Inc., a Florida corporation.

           e. No Dispositions. Except in the ordinary course of business consistent with past practice, neither Y2 nor any Y2 Subsidiary shall sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets with respect to Y2 Business.

           f. Capital Expenditures. Y2 shall not commit to make any capital expenditures with respect to Y2 Business relating to a single project in excess of $100,000 or in the aggregate in excess of $500,000.

           g. Employee Matters. Except as required by Law or in accordance with this Agreement, the Parties shall not (i) increase the compensation of any of its respective employees, other than non-officer employees in the ordinary course of business consistent with past practice as to both frequency and amount, (ii) amend or enter into any Contract with any of its respective employees regarding his or her employment, compensation or benefits, other than offer letters to prospective employees in the ordinary course of business and stock options permitted by Section 4.2(a), or (iii) adopt any employee benefit plan as defined in Section 3(3) of ERISA ("Plan"), arrangement or policy which would become a Plan or amend any Plan.

           h. Liens. Y2 shall not create, incur or assume any material Lien on any of their material assets with respect to the Rights. Except it shall be specifically provided that Y2, without the prior written consent of Logistics will negotiate and consummate a financing agreement with Brentwood Capital Corp., a New York corporation ("Brentwood") in the amount of One Million Dollars ($1,000,000), whereby Brentwood shall have a first lien on certain of the assets of Y2 including, but not limited to, the Rights.

           i. Claims. The Parties shall not settle any material claim, action or proceeding involving money damages or waive or release any material rights or claims with respect to Y2 Business, except in the ordinary course of business.

           j. Representations and Warranties. The Parties shall not (i) take, or agree or commit to take any action that would make any representation and warranty inaccurate in any material respect on the Closing Date, or (ii) omit, or agree to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect on the Closing Date; provided, however, that they shall be permitted to take or omit to take such action which can be cured, and in fact is cured, at or prior to the Closing Date.

           k. Intellectual Property. Y2 shall not transfer or license to any Person any rights to the Rights and the Filters, other than to Y2 customers in the ordinary course of business.

           l. Contracts. Y2 shall not enter into any Contract which would be material to the Rights and the Filters.


           m. No Agreements. The Parties shall not enter into any Contract to do any of the foregoing.


                                   ARTICLE V
                       SALE OF SHARES; BOARD MEMBERSHIP;
                         VOTING AGREEMENT; STANDSTILL

     5.1 Lock-Up. Without the prior written consent of Y2, Logistics shall not offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge, transfer or grant any rights with respect to, or enter into any short sale or otherwise hedge against (collectively, a "Share Disposition") any Common Stock on or prior to the first anniversary of the Closing Date; provided, however, that the provisions of this Section 5.1 shall not prohibit any Share Disposition in the ordinary course of the business of Logistics, provided that any such transferee agrees to be bound by the terms of this Agreement, including without limitation this Section 5.1.

     5.2 Rights of First Refusal. Y2 hereby grants to Logistics the unassignable, irrevocable right of first refusal of Y2's intent to sell, transfer, or otherwise assign the manufacturing rights of any of Y2's other filters which are the subject of any issued, pending or applied for patent by the USPTO (the "Subsequent Rights"). Y2 shall first offer such Subsequent Rights to Logistics by delivery of a written notice (the "Offer Notice") to Logistics specifying the type of rights proposed to be sold or transferred, the price to be paid for such shares and the other material terms and conditions of the proposed sale. Logistics shall have the right to purchase all but not less than all of the Rights specified in the Offer Notice, which right may be exercised only by delivery to Y2 within 10 business days after the Offer Notice shall have been delivered to Y2 of a written notice (the "Acceptance Notice) setting forth its acceptance of Y2's offer. In the event that Logistics does not deliver an Acceptance Notice to Y2 by the close of business on the tenth business day following Y2's delivery of an Offer Notice (the "Last Acceptance Day"), Y2 (or Y2's Subsidiaries or Y2 and its affiliates) shall be free to sell or transfer the Subsequent Rights specified in the Offer Notice for a period of 90 days after the Last Acceptance Day to one or more Persons; provided, however, that any Rights not sold within such 90 day period shall thereafter be offered to Logistics in accordance with this Section 5.2 In the event that Logistics delivers an Acceptance Notice prior to the Last Acceptance Day, the closing of the purchase of Subsequent Rights by Y2 shall take place 30 days after the date of completion of due diligence by Logistics.

     5.3   Board Designees.

           a.	After the Closing, the Board of Directors of Logistics (the
"Board"), shall elect, two (2) members of the Board designated by Y2 (the "Y2 Designees"). Logistics represents that of the date of this Agreement, there are currently two (2) members on the Board and Logistics covenants that it will not increase the number of members of the Board.


                                  ARTICLE VI
                             ADDITIONAL AGREEMENTS

     6.1 Access and Information. Each of the parties will (i) afford to the other party and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Representatives") full access, at reasonable times upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to their books and records,
(ii) furnish promptly to the other party and its Representatives such information concerning the business, properties, contracts, records and personnel of such party and its Subsidiaries (including financial, operating and other data and information) as may be reasonably requested, from time to time, by or on behalf of the other party. No investigation by any party hereto shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     6.2 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement including (i) the obtaining of all necessary actions or non-actions, waivers or Consents from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to the avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary Consents or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

     6.3 Publicity. The parties will consult with each other and will mutually agree upon any press releases pertaining to the Transaction and shall not issue any such press releases prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release shall use its reasonable efforts to consult in good faith with the other party before issuing any such press releases.


                                  ARTICLE VII
                              CLOSING CONDITIONS

     7.1 Additional Conditions to the Obligation of Y2. The obligation of Y2 and Newco to complete the Transaction is subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by Y2 to the extent permitted by applicable Law:

           a. Representations and Warranties. The representations and warranties of Logistics contained in Article III of this Agreement shall be true and correct on the date of this Agreement and on the Closing Date as though made on and as of the Closing Date (except to the extent that a representation or warranty expressly speaks as of a specified date or period of time); provided, however, that for purposes of this Section 7.2(a), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, without regard to any materiality qualifiers contained therein, individually or in the aggregate, results or would reasonably be likely to result in a Logistics Material Adverse Effect.

           b. Performance. Except as would not be reasonably likely to have a Logistics Material Adverse Effect, Logics shall have performed and complied with or caused to be performed or complied with their covenants and agreements under this Agreement to be performed or complied with at or prior to Closing.

           c. Officer's Certificate. Y2 shall have received on the Closing Date a certificate dated the Closing Date and executed by an executive officer of Logistics certifying to the fulfillment of the conditions specified in Sections 7.2(a) and (b) hereof.

           d. Material Adverse Effect. There shall not have occurred any event or condition which individually or in the aggregate has resulted in, or is reasonably likely to result in, a Logistics Material Adverse Effect.

     7.2 Additional Conditions to the Obligation of Logistics. The obligation of Logistics to complete the Transaction is subject to the satisfaction at or prior to the Closing Date of the following conditions, any and all of which may be waived in whole or in part by Logistics to the extent permitted by applicable
Law:

           a. Representations and Warranties. The representations and warranties of Y2 set forth in Article II of this Agreement shall be true and correct on the date of this Agreement and on the Closing Date as though made on and as of the Closing Date (except to the extent that a representation or warranty expressly speaks as of a specified date or period of time); provided, however, that for purposes of this Section 7.3(a), such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, without regard to any materiality qualifiers contained therein, individually or in the aggregate, results or would reasonably be likely to result in a Y2 Material Adverse Effect.

           b. Performance. Except as would not be reasonably likely to have a Y2 Material Adverse Effect, Y2 shall have performed and complied with or caused to be performed or complied with its respective covenants and agreements under this Agreement to be performed or complied with at or prior to the Closing.

           c. Officer's Certificate. Logistics shall have received on the Closing Date a certificate dated the Closing Date and executed by an executive officer of Y2 certifying to the fulfillment of the conditions specified in Sections 7.3(a) and (b) hereof.

           d.	Material Adverse Effect. There shall not have occurred any event or condition which individually or in the aggregate has resulted in, or is reasonably be likely to result in a Y2 Material Adverse Effect.


                                 ARTICLE VIII
                      TERMINATION, AMENDMENT AND EXPENSES

     8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

           a.   by mutual written consent of Y2 and Logistics;

           b.   by either Y2 or Logistics:

                (1) if there shall be any Order of a Court or Governmental Entity having jurisdiction over a party hereto which is final and non-appealable permanently enjoining, restraining or prohibiting the consummation of the Merger or issuance of the Acquisition Shares, unless the party relying on such Order has not complied with its obligations under Section 7.1(b); or

                (2) if the Closing shall not have been consummated before May 1, 2004 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a cause of; or resulted in, the failure of the Effective Time to occur on or before the Termination Date.

           c.	by Logistics:

                (1) upon a material breach of any covenant or agreement on the part of Y2 set forth in this Agreement, or if any representation or warranty is or becomes inaccurate in a manner such that the conditions set forth in Section 7.3(a) would not be satisfied (a "Terminating Y2 Breach"); provided that, if such Terminating Y2 Breach is curable by Y2 through the exercise of its reasonable efforts, provided it continues to exercise such reasonable efforts, Logistics may not terminate this Agreement under this Section 8.1(c)(i) until April 15, 2004; or

                (2)   if there has occurred a Y2 Material Adverse Effect.

           d.	by Y2:

                (1) upon a material breach of any contract or agreement on the part of Logistics set forth in this Agreement, or if any representation or warranty is or becomes inaccurate in a manner such that the conditions set forth in Section 7.2(a) would not be satisfied (a "Terminating Logistics Breach"); provided that, if such Terminating Logistics Breach is curable by Logistics through the exercise of its reasonable efforts, provided Logistics continues to exercise such reasonable efforts, Y2 may not terminate this Agreement under this
Section 8.1(d)(i) until April 15, 2004; or

                (2)  if there has occurred an Logistics Material Adverse Effect.

     8.2 Effect of Termination. In the event of termination of this Agreement and the abandonment of the Transaction pursuant to this Article VIII, written notice thereof shall as promptly as practicable be given to the other parties to this Agreement, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto except as provided in this Section 8.2. If this Agreement is terminated as provided herein, this Agreement shall forthwith become void and have no effect except that (i) the obligations of the parties set forth in the Confidentiality Agreement shall remain in effect and (ii) no party shall be relieved from any liabilities or damages arising out of a willful and material breach of any provision of this Agreement.

     8.3 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     8.4   Waiver. At any time prior to the Effective Time, any party hereto may
(a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     8.5 Expenses. All expenses incurred by the parties hereto will be borne solely and entirely by the party which has incurred such expenses, provided that any legal, accounting, investment banking or similar fees and expenses of Logistics or any Logistics Subsidiary in connection with the Transaction shall be paid by The Company.


                                  ARTICLE IX
                         DEFINITIONS AND INTERPRETATION

     9.1 Certain Definitions. For purposes of this Agreement, except as otherwise provided or unless the context clearly requires otherwise:

           a. "Acquisition Shares" shall mean the shares of Logistics Common Stock received by Y2 pursuant to the Transaction.

           b. "Logistics Business" shall mean the business of Logistics as set forth within its SEC filings and future business operations contemplated with respect to such business.

           c. "Logistics Material Adverse Effect" shall mean a material adverse effect on the business, operations, condition (financial or otherwise) or results of operations of the Logistics Business, other than any such effect arising out of, attributable to or resulting from (i) any change in conditions in U.S., European or Asian economies (including in currency exchange rates), and
(ii) any change in conditions affecting the industries in which the Logistics Business operates.

           d.   "Logistics Shares" shall mean a Subsidiary of Logistics.

           e. "Y2 Disclosure Schedule" shall mean the disclosure schedule prepared by Y2 and delivered to Logistics concurrently with the execution of this Agreement.

           f. "Y2 Material Adverse Effect" shall mean a material adverse effect on the business, operations, condition (financial or otherwise) or results of operations of Y2 and the Y2 Subsidiaries taken as a whole, other than any such effect arising out of; attributable to or resulting from (i) any change in conditions in U.S., European or Asian economies (including in currency exchange rates), and (ii) any change in conditions affecting the industries in which Y2 and its Subsidiaries operate,

           g. "Logistics Disclosure Schedule" shall mean the disclosure schedule prepared by Logistics and delivered to Y2 concurrently with the execution of this Agreement.

           h. "Consent" shall mean any consent, registration, approval, authorization, waiver or similar affirmation by or of; or filing with or notification to, a Person pursuant to any Contract, Law, Order or Permit (as such terms are defined below).

           i. "Contract" shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, license or other obligation of any kind or character, that is binding on any Person or its capital stock, properties or business.

           j. "Dispose" (and with correlative meaning, "Disposition") shall mean pay, discharge, settle or otherwise dispose.

           k. "Due Date" shall mean, with respect to any Tax Return or payment, the date on which such Tax Return is due to be filed with or such payment is due to be made to the appropriate Tax Authority pursuant to applicable law, giving effect to any applicable extensions of the time for such filing or payment.

           l. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

           m. "Governmental Entity" shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

           n. "Knowledge" - an individual will be deemed to have "knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter. An entity (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is currently serving as an executive officer of such entity

           o. "Law" shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree, administrative or judicial decision, and any other executive or legislative proclamation.

           p. "Lien" shall mean any mortgage, pledge, security interest, attachment, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing) or right of others of whatever nature; provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of; worker's compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

           q. "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other administrative or other proceeding, whether at law or at equity, before or by any federal, state or foreign court, tribunal, or agency or before any arbitrator.

           r. "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other Governmental Entity.

           s. "Organizational Documents" shall mean (a) the articles or certificate of incorporation and the by-laws of a corporation or other equivalent organizational documents; (b)the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (e) any amendment to any of the foregoing.

           t. "Permit" shall mean any federal, state, local or foreign governmental approval, authorization, certificate, license, permit or exemption to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, properties or business.

           u. "Person" shall mean any individual, corporation, limited liability company, partnership, joint venture, trust, association, rganization, Governmental Entity or other entity.

           v. "Post-Closing Period" shall mean any taxable period beginning after the Closing Date.

           w. "Pre-Closing Period" shall mean any taxable period that ends on or prior to the Closing Date.

           x. "Securities Act" shall mean the Securities Act of 1933, as amended.

           y. "Subsidiary" with respect to any party shall mean any corporation, limited liability company, partnership, or other business association or entity, at least a majority of the voting securities or economic interests of which is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

           z. "Tax Authority" shall mean the Internal Revenue Service and any other state, local or foreign governmental authority responsible for the administration of Taxes.

           aa. "Tax Claim" shall mean a notice of deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim with respect to Taxes or a Tax Return.

           bb. "Tax Returns" will mean any declaration, return, report, schedule, certificate, statement or other similar document (including relating or supporting information) required to be filed with a Governmental Entity, or where none is required to be filed with a Governmental Entity, the statement or other document issued by a Governmental Entity in connection with any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

           cc. "Taxes" will mean any and all federal, state, local, foreign, provincial, territorial or other taxes, imposts, tariffs, fees, levies or other similar assessments or liabilities and other charges of any kind, including income taxes, ad valorem taxes, excise taxes, withholding taxes, stamp taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property, windfall profits, sales, use, transfers, licensing, employment, social security, workers' compensation, unemployment, payroll and franchises imposed by or under any Law; and such terms will include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

           dd. "Transaction" shall mean the transactions described in Article I.

     9.2   Interpretation.

           a. When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

           b. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

           c. The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

           d. The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

           e. A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

           f. A reference to any legislation or to any provision of any legislation shall include any amendment, modification or re-enactment thereof; any legislative provision substituted therefore and all regulations and statutory instruments issued thereunder or pursuant thereto.

           g. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.


                                   ARTICLE X
                               GENERAL PROVISIONS

     10.1 Survival of Representations. The representations and warranties in this Agreement shall survive the Effective Time for a period of 24 months. This
Article 10.1 shall not limit any covenant or agreement of the parties which by its terms shall survive the Effective Time.

     10.2 Notices. Any notice, request, instruction or other document to be given hereunder by any party to another party shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation (with a confirming copy sent by overnight courier) if sent by facsimile or like transmission, and on the next business day when sent by Federal Express, United Parcel Service, Express Mail, or other reputable overnight courier, to the party at the following addresses (or such other addresses for a party as shall be specified by like notice):

           a.   If to Logistics:

                Logistics Management Resources, Inc.
                10602 Timberwood Circle, #9
                Louisville, Kentucky 40223
                Facsimile: (502) 339-4000

                With a copy to:

                Levy & Boonshoft, P.C.
                477 Madison Avenue
                New York, New York 10002
                Attention: Peter Campitiello, Esq.
                Facsimile: (212) 7571-6943

           b.   If to Y2, to:

                Y2 Ultra-Filter, Inc.
                1735 Sheridan Ave
                Suite 222
                Cody,  Wyoming 82414
                Facsimile: (307) -587-8896

                With a copy to:

                Y2 Ultra-Filter, Inc.
                PO Box 97009
                Phoenix, AZ 85060
                Att: Ira Gentry
                Facsimile: (480) 615-0301

     10.3 Entire Agreement No Assignment Governing Law. This Agreement: (a) constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; (b) shall not be assigned by any party (by operation of law or otherwise) without the prior written consent of the other parties, and
(c) shall be governed by and be construed in accordance with the laws of the State of Colorado without giving effect to the principles of conflicts of laws thereof.

     10.4 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     10.5 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.6 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.7 Severability. In case any term, provision, covenant or restriction contained in this Agreement is held to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining terms, provisions, covenants or restrictions contained herein, and of such term, provision, covenant or restriction in any other jurisdiction, shall not in any way be affected or impaired thereby.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        Y2, ULTRA-FILTER, INC.

                                        By:_________________________


                                        LOGISTICS MANAGEMENT RESOURCES, INC.

                                        By:_________________________
                                           Michele Brown, Secretary


                                        THE HUFF GRANDCHILDREN TRUST

                                        By:_________________________
                                           W. Anthony Huff, Trustee


                                        MIDWEST MERGER MANAGEMENT, LLC

                                        By:_________________________
                                           Michele Brown, Secretary